Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-207298 and 333-233223 on Form S-8 and Registration Statement No. 333-235664 on Form S-3 of our reports dated March 13, 2020, relating to the financial statements of Surgery Partners, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Nashville, Tennessee
March 13, 2020